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                                                                   Exhibit 16.01



July 17, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated July 14, 2000 of Occupational Health + Rehabilitation Inc (Commission File Number 0-21428) and are in agreement with the statements contained in paragraphs one through three on Page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP